STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this "Agreement") is made and entered into as of March 22, 2016, by and between Radu Financial Holdings Limited, a Marshall Islands corporation (the "Seller") and Sphinx Investment Corp., a Marshall Islands corporation (the "Purchaser").

W I T N E S S E T H:

Whereas, the Seller owns 4,750,000 shares of common stock, par value $0.01 (the "Seller Shares") of Danaos Corp., a Marshall Islands corporation (the "Company"); and

Whereas, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Seller Shares on the terms and conditions set forth herein.

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Sale and Purchase of Stock.
1.1            Purchase and Sale of Stock.  On the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Seller agrees to sell, assign, transfer and convey to the Purchaser, all right, title and interest in and to all of the Seller Shares, free and clear of all Encumbrances (as defined below) and Purchaser agrees to purchase and accept and assume from the Seller, all right, title and interest in and to the Seller Shares, at a price per share equal to the volume weighted average price of the Company's common stock for the 10 business days prior to the date of the Closing (the "Purchase Price").
1.2            Closing.  At or before the Closing, the Seller and the Purchaser shall take all such action and deliver all such funds, documents, instruments, certificates and other items as may be required, under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on each party's part to be performed or fulfilled at or before the Closing and to cause all conditions precedent to the other parties' obligations under this Agreement to be satisfied in full.  The closing of the transactions contemplated herein (the "Closing") shall take place at 10:00 a.m. Central European time on the date hereof, or at such other time and place as the Company, the Seller and the Purchaser agree to in writing.
1.3            Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will deliver to the Purchaser a stock certificate or certificates representing the Seller Shares to be sold by the Seller to the Purchaser, duly endorsed for transfer to the Purchaser, or accompanied by a stock power executed by the Seller in favor of the Purchaser, together with any documents that, in the reasonable judgment of the Purchaser, are necessary to transfer and convey to, and vest in, the Purchaser good and valid title to the Seller Shares, free and clear of all Encumbrances (other than restrictions under the securities laws), against payment of the purchase price therefor by wire transfer of immediately available funds to the Seller's account.  The Purchaser shall not be obligated to purchase any of the Seller Shares at the Seller Closing unless all of the Seller Shares have been delivered by the Seller in accordance with this Section 2.
1.4            Stock Power and Transfer. Each of the parties agrees that this Agreement shall constitute a stock power or other necessary authorization to transfer, as the case may be, authorizing the Company and/or its transfer agent to record on its books and records the transfers of the Seller Shares from the Seller to the Purchaser and to effect the other cancellations and issuances described herein.
1.5            Assignment and Assumption; Agreement to be Bound.  In connection with transfer of the Seller Shares at the Closing, the Seller hereby assigns and transfers to the Purchaser all of the Seller's rights, title and interests in and to the Seller Shares and the Purchaser hereby accepts the assignment and transfer of the Seller Shares.
2.            Representations and Warranties of the Seller To The Purchaser.
The Seller hereby represents and warrants to the Purchaser and the Company as follows:
2.1            Title to Seller Shares.  Immediately prior to the execution of this Agreement, the Seller has, and the Purchaser is acquiring hereunder, good and marketable title to the Seller Shares being sold hereunder by the Seller, together with all rights assigned under the contracts, free and clear of any lien, encumbrance, claim, pledge, restriction on sale, transfer or voting restrictions, preemptive right, option or other right to purchase (collectively "Encumbrances"), other than Encumbrances imposed by securities laws or created by the Purchaser.
2.2            Authority; Binding Agreement.  The Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
2.3            No Conflict. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations pursuant to this Agreement, and the consummation of the transactions contemplated hereby will not result in a breach by the Seller of, be prohibited by, require any additional approval under, accelerate the performance provided by, give any person a right to terminate or receive any payment or compensation under, or constitute a default by the Seller, under any agreement, instrument, decree, law, judgment or order to which the Seller is a party, to which the properties of the Seller may be subject, or by which the Seller may be bound, result in the creation of any Encumbrances on the Seller Shares, other than Encumbrances pursuant to obligations under the contracts assumed pursuant to Section 1.5 or Encumbrances that have been created by the Purchaser or restrictions imposed by securities laws.

2.4            Compliance.  The Seller has complied with all procedures and requirements necessary to validly transfer all of the Seller Shares to the Purchaser hereunder pursuant to and in accordance with the Company's contracts, the Company's organizational documents, or otherwise, and that the Seller has received all consents or waivers necessary to transfer the Seller Shares to the Purchaser and that such transfer is not subject to any right of first refusal, preemptive, tag-along or drag-along right or other comparable obligations or restrictions that have not been waived.
2.5            Consent.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any foreign, state or local governmental authority or other person on the part of the Seller is required in connection with the consummation of the transactions contemplated by this Agreement, except those that have been duly waived or properly complied with to the extent applicable to the transfer contemplated hereby.
2.6            Ownership. The Seller Shares were originally issued by the Company to the Seller and the Seller Shares have not been transferred to any other person or entity since being originally issued to the Seller, and that the Seller Shares are fully-vested and not subject to any vesting provisions.  The Seller Shares constitute all of the shares of common stock of the Company held by Seller as of the date hereof.
2.7            Litigation. There is no action, suit, proceeding or investigation pending or, to Seller's knowledge, currently threatened that questions the validity of this Agreement or the right of the Seller to enter into this Agreement or to consummate the transaction contemplated hereby.
2.8            Tax Matters. The Seller expressly acknowledges and agrees that neither the Purchaser nor the Purchaser's Related Parties, the Company, nor any of their respective agents, makes any representation to the Seller with respect to the tax treatment of the transactions contemplated by this Agreement.  The Seller shall be solely responsible for the payment of any and all income, transfer and other taxes, filing and recording fees and similar charges relating to the transactions contemplated herein.  For purposes of this Agreement, the Purchaser's "Related Parties" shall mean (i) each entity controlled by, controlling or under common control with the Purchaser, (ii) the past, present and future directors, officers, employees, stockholders, controlling persons, partners (direct or indirect), managers, members (direct or indirect), agents, subsidiaries, attorneys, financial advisors, investment banking advisors, insurers and representatives of the Purchaser and/or the respective entities identified or otherwise referred to in clause (i) of this sentence and (iii) the successors and past, present and future assigns of the Purchaser and the parties referred to in clause (i) and (ii) of this sentence.
2.9            Receipt of Information/Sophisticated Seller. The Seller (i) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement, (ii) acknowledges that it is aware of the Company's business, affairs and financial condition, (iii) has negotiated this Agreement on an arm's-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and  its subject matter and has received all the information that it considers material, necessary or appropriate in determining whether to sell the Seller Shares, and (iv) based on such information and the advice of such advisors as the Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement (independently and without reliance upon the Purchaser or the Company) and further acknowledges that such information is sufficient to allow the Seller to reach an informed decision to sell the Seller Shares.  The Seller hereby represents that it has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company, including, without limitation, any strategic transaction, public securities offering, private financing transaction (whether equity or debt), merger, consolidation, recapitalization, reclassification, reorganization, change of control transaction, sale of assets or securities, liquidation or similar transaction which have been, are being or may be contemplated by the Company.  The Seller hereby acknowledges that none of the Purchaser, the Company or any of their respective affiliates is acting as a fiduciary or financial or investment adviser to the Seller, and none of such persons has given the Seller any investment advice, opinion or other information on whether the sale of the Seller Shares is prudent.  The Seller further acknowledges that (A) the Purchaser currently may have, and later may come into possession of, information with respect to the Company that is not known to the Seller and that may be material to a decision to sell the Seller Shares ("Purchaser Excluded Information"), (B) the Seller has determined to sell the Seller Shares notwithstanding its lack of knowledge of the Purchaser Excluded Information, and (C) that any future sales of the Company's capital stock could be at a premium or a discount to the Purchase Price, and such sale could occur at any time or not at all.  The Seller hereby acknowledges that it has been afforded the opportunity to review this Agreement with its own legal counsel and that it has not relied on any representation or statement of, or made by, the Purchaser in making its investment decision in selling the Seller Shares other than the representations and warranties expressly set forth in Section 3 hereof.
3.            Representations and Warranties of the Purchaser.
The Purchaser hereby represents and warrants to the Seller and the Company as follows:
3.1            Authority; Binding Agreement.  The Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies
3.2            No Reliance.  The Seller and the Purchaser acknowledges and agrees (severally and not jointly) that neither the Company, nor any of its stockholders, officers, directors, employees, or agents (other than the Seller and Purchaser as set forth herein) have (i) acted as an agent, finder or broker for the Seller or the Purchaser or their respective agents with respect to the offer, purchase and/or sale of the Seller Shares, (ii) made any representations or warranties of any kind, express or implied, to the Seller or the Purchaser or their respective agents in connection with the offer, purchase and/or sale of the Seller Shares or (iii) at any time had any duty to the Seller or the Purchaser or their respective agents to disclose any information relating to the Company, its business, or financial condition or relating to any other matters in connection with the offer, purchase and/or sale of the Seller Shares. In making its decision to sell the Seller Shares, the Seller is relying solely on its own knowledge and experience and the representations and warranties of the Purchaser set forth in Section 3 hereof (and not on any information provided by the Company or its agents).  In making its decision to purchase the Seller shares, the Purchaser is relying solely on its own knowledge and experience and the representations and warranties of the Seller (and not on any information provided by the Company or its agents).
4.            Indemnification and Release.
4.1            The Seller will indemnify, defend and hold harmless the Purchaser and Purchaser's Related Parties (each, an "Indemnified Party") against all expenses (including reasonable attorneys' fees, disbursements and other charges of counsel incurred by the Indemnified Party), claims, losses, damages or liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on any claim, complaint, suit or proceeding or cause of action by the Purchaser or a third party alleging any breach of the representations and warranties  or covenants made by the Seller in this Agreement.
4.2            The Seller hereby releases the Company, the Purchaser, the Purchaser's Related Parties and any future holder of the Seller Shares and waives any and all rights, actions, claims, liabilities, obligations, damages and causes of action whether known, suspected or unknown, whether in law or in equity which the Seller may have or may claim to have against the Company, the Purchaser, the Purchaser's Related Parties or any future holder of the Seller Shares arising from or relating to the sale of the Seller Shares to the Purchaser under this Agreement (excluding, however, claims for breach of any of the Purchaser's express representations or obligations under this Agreement, and solely with respect to the Purchaser).
5.            Miscellaneous.
5.1            Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assignees of the parties (including transferees of any Seller Shares).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
5.2            Governing Law.  This  Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed by and construed under the laws of the State of New York without regard to principles relating to conflicts of law.
5.3            Amendment. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of each of the parties hereto.
5.4            Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5            Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms
5.6            Entire Agreement.  This Agreement, the exhibits and schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.
5.7            Further Documentation and Further Assurances. Each party hereto agrees to take all such actions as may be necessary, and to execute and deliver any and all further agreements, documents or instruments necessary, to effect this Agreement and the transactions contemplated hereby or as reasonably requested by the Company or any other party  (prior to, at or after the Closing) to evidence its rights hereunder.
5.8            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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In Witness Whereof, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.

SELLER:

RADU FINANCIAL HOLDINGS LIMITED

By:	/s/ Louise Cefai
Name:	Louise Cefai
Title:	Sole Director

In Witness Whereof, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.

PURCHASER:

SPHINX INVESTMENT CORP.

By:	/s/ Dr. Adriano Cefai
Name:	Dr. Adriano Cefai
Title:	Director of Mare Services Limited,
Sole Director